Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Third Quarter 2018 Financial Results

Q3 Revenue $16.7 million; Q3 EPS $(0.16); reduced Opex 21% YoY; initiates CEO search

Bellevue, WA – November 12, 2018 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the third quarter of 2018.

“Our third quarter financial results reflect progress on a number of fronts,” said Kevin Walsh, Acting CEO. “We have reduced operating expenses by removing approximately $6 million in annualized costs from the business over the past two quarters, and we have decreased our quarterly cash usage.”

“As we enter 2019, the importance of our IoT services business, as well as strengthening our partnerships with AWS and Microsoft Azure as the industry shifts toward cloud-anchored IoT infrastructure, are key elements of our strategy. As we ramp our IoT services offerings in response to customer demand, we will continue to make targeted investments in DataV; we believe our IoT services business provides an inroad to eventual DataV sales. And, we are also implementing new initiatives in our third-party software business that we believe will allow us to grow this business while complementing our IoT services. Taken together, we believe these changes will result in positioning Bsquare as a trusted IoT solutions provider and will help us return to profitability in the second half of 2019. As a result, the board considers it timely to launch the search for a permanent CEO”

Third Quarter 2018 Financial Highlights

•	Revenue for the quarter was $16.7 million, down 15.1% compared to the third quarter of 2017 and down 13.1% compared to the second quarter of 2018.
•

Net loss for the quarter was $2.1 million, or $0.16 per diluted share, compared to a net loss of $2.5 million, or $0.20 per diluted share, in the third quarter of 2017 and a net loss of $3.7 million, or $0.29 per diluted share, in the second quarter of 2018.

•	Adjusted EBITDAS (1) was negative $1.7 million, up $0.2 million from the third quarter of 2017 and up $1.9 million from the second quarter of 2018.
•

Cash, cash equivalents and short-term investments at September 30, 2018 totaled $17.3 million, a decrease of $9.5 million from September 30, 2017 and $0.6 million from June 30, 2018 due to a combination of lower operating expenses and strong cash collections.

Details as follows (unaudited, in thousands except percentages and per share amounts):

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

	Three Months Ended
	September 30, 2018	September 30, 2017	Q3-Q3 Change (2)	June 30, 2018	Q3-Q2 Change (2)
Revenue:
Third-party software	$14,241	$16,240	$(1,999)	$16,992	$(2,751)
Proprietary software	796	1,200	(404)	281	515
Professional engineering service	1,657	2,213	(556)	1,930	(273)
Total revenue	16,694	19,653	(2,959)	19,203	(2,509)
Total gross profit	$3,359	$4,380	$(1,021)	$3,261	$98
Gross margins:
Third-party software	15.7%	16.1%	(0.4)%	14.8%	0.9%
Proprietary software	86.1%	97.2%	(11.1)%	64.4%	21.7%
Professional engineering service	26.3%	26.8%	(0.5)%	29.4%	(3.1)%
Total gross margin	20.1%	22.3%	(2.2)%	17.0%	3.1%
Total operating expenses	$5,491	$6,926	$(1,435)	$6,979	$(1,488)
Net loss	(2,087)	(2,468)	381	(3,683)	1,596
Per diluted share	(0.16)	(0.20)	0.04	(0.29)	0.13
Adjusted EBITDAS (1)	(1,666)	(1,843)	177	(3,570)	1,904
Cash, cash equivalents and short-term investments	$17,271	$26,758	$(9,487)	$17,861	$(590)

Notes:

(1)

Adjusted EBITDAS = loss from operations before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

(2)	For gross margin, amount represents percentage point change.

Financial Commentary on Third Quarter 2018 Results (Compared to Third Quarter 2017)

•	Third-party software revenue decreased for the quarterly period, primarily due to lower sales of Microsoft Windows Embedded operating systems to Honeywell.
•	Proprietary software revenue decreased for the quarterly period, primarily due to lower sales of other (non-DataV) proprietary software.
•	Professional engineering service revenue decreased for the quarterly period, primarily due to the completion of several existing customer projects in 2017.
•

Operating expenses decreased for the quarterly period, primarily due to lower salaries and related benefits in Selling and General & Administrative expense from spending reductions in fiscal 2018, partially offset by Research and Development investment made in DataV.

Additional DataV Metrics (Including Non-GAAP Measures)

•	During the third quarter of 2018, we recorded $1.0 million in DataV bookings (a non-GAAP measure defined as the contract value of new agreements signed with customers).
•

DataV backlog (a non-GAAP measure defined as total DataV bookings less DataV revenue recognized to date and adjustments such as de-bookings) was $6.5 million at both September 30, 2018 and December 31, 2017.

•

Total deferred revenue at September 30, 2018 was $2.4 million, compared to $3.3 million at December 31, 2017. The September 30, 2018 balance included DataV deferred revenue of $1.9 million. The DataV deferred revenue balances do not represent the total contract value of our DataV agreements.

•

DataV unbilled deferred revenue (a non-GAAP measure defined as future contract billings that have not been invoiced and, accordingly, are not included in deferred revenue) was approximately $4.6 million at September 30, 2018 and approximately $3.7 million at December 31, 2017.

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our DataV product sales, since revenue from such sales may be recognized in different periods than those in which orders have been received or cash has been collected.

Fourth Quarter 2018 Outlook

Management currently has the following expectations for the fourth quarter of 2018:

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

•	Revenue in the range of $15.5 million to $17.5 million.
•	Blended gross margin in the 18% to 22% range.
•	Net cash usage of $0.5 million to $1.5 million.

Conference Call

Management will host a conference call today, November 12, 2018, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-800-289-0438 or 1-323-794-2423 for international callers, and reference “BSQUARE Corporation Third Quarter 2018 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 5720283. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making these assets intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Industrial Internet of Things systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IIoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Industrial Internet of Things, and our product and service offerings more generally; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Peter Biere, Chief Financial OfficerLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,392	$12,859
Short-term investments	5,879	11,895
Accounts receivable, net of allowance for doubtful accounts of $49 and $50 at September 30, 2018 and December 31, 2017, respectively	13,124	18,014
Contract assets	1,030	937
Prepaid expenses and other current assets	677	548
Total current assets	32,102	44,253
Equipment, furniture and leasehold improvements, less accumulated depreciation	1,306	989
Intangible assets, less accumulated amortization	291	365
Goodwill	3,738	3,738
Other non-current assets	211	89
Total assets	$37,648	$49,434
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$7,882	$10,547
Accounts payable	329	375
Accrued compensation	2,016	2,266
Other accrued expenses	535	681
Deferred rent	355	339
Deferred revenue	1,627	3,219
Total current liabilities	12,744	17,427
Deferred rent, long-term	247	516
Deferred revenue, long-term	799	61
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par: 37,500,000 shares authorized; 12,747,225 and 12,664,489 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	138,223	137,622
Accumulated other comprehensive loss	(885)	(916)
Accumulated deficit	(113,480)	(105,276)
Total shareholders' equity	23,858	31,430
Total liabilities and shareholders' equity	$37,648	$49,434

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Third-party software	$14,241	$16,240	$47,297	$48,542
Proprietary software	796	1,200	2,872	4,335
Professional engineering service	1,657	2,213	6,406	8,465
Total revenue	16,694	19,653	56,575	61,342
Cost of revenue:
Third-party software	12,003	13,619	39,837	40,804
Proprietary software	111	34	252	105
Professional engineering service	1,221	1,620	4,666	5,927
Total cost of revenue	13,335	15,273	44,755	46,836
Gross profit	3,359	4,380	11,820	14,506
Operating expenses:
Selling, general and administrative	3,199	5,338	13,548	15,249
Research and development	2,292	1,588	6,600	4,381
Total operating expenses	5,491	6,926	20,148	19,630
Loss from operations	(2,132)	(2,546)	(8,328)	(5,124)
Other income, net	65	34	156	148
Loss before income taxes	(2,067)	(2,512)	(8,172)	(4,976)
Income tax benefit (expense)	(20)	44	(32)	150
Net loss	$(2,087)	$(2,468)	$(8,204)	$(4,826)
Basic loss per share	$(0.16)	$(0.20)	$(0.65)	$(0.38)
Diluted loss per share	$(0.16)	$(0.20)	$(0.65)	$(0.38)
Shares used in per share calculations:
Basic	12,721	12,607	12,697	12,578
Diluted	12,721	12,607	12,697	12,578

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Loss from operations as reported	$(2,132)	$(2,546)	$(8,328)	$(5,124)
Depreciation and amortization	161	163	466	483
Stock-based compensation	305	540	620	1,350
Adjusted EBITDAS (1)	$(1,666)	$(1,843)	$(7,242)	$(3,291)

(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999